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                                                                    Exhibit 99.1


                      Lucille Farms, Inc. Announces Results
              for the Quarter and Fiscal Year Ended March 31, 2003 and a Delay in Filing its Annual Report on Form 10-K


Montville, NJ--July 16, 2003--Lucille Farms, Inc. (NASDAQ-LUCYC) a manufacturer and marketer of low moisture mozzarella cheese, low moisture mozzarella type cheese products and shredded cheese today announced its results for quarter and fiscal year ended March 31, 2003

                                              Three Months Ended                       Year Ended
                                                   March 31                            March 31,
                                           2003                2002               2003             2002

Net Sales                                 $8,524             $10,217          $36,691,000      $44,915,000
(loss) before
Extraordinary Item                        $(571)              $(992)          ($1,722,000)     ($1,540,000)

Extraordinary Item:
Gain on Debt Restructuring                  --                  --              $875,000            --
Net (loss) Income                         $(571)              $(992)           ($847,000)      ($1,540,000)
Net income (loss) per share               $(.18)              $(.34)             $(.53)           $(.52)
  before Extraordinary Item
  (basic and diluted)
Extraordinary Item                          --                  --                $.27              --
Net Loss                                  $(.18)              $(.34)             $(.26)           $(.52)
Shares (basic and diluted)               3,229,220          2,951,442          3,229,220        2,961,392


The Company's loss before extraordinary item for the quarter and fiscal year ended March 31, 2003 resulted in part from the continued decline of the block cheddar cheese market as reported on the Chicago Mercantile Exchange (CME Block Market). The selling price of the Company's products, as well as products of others in the industry, is a function of this market.

In addition to the soft CME Block Market, earnings during the year were negatively impacted by a $350,000 reserve for obsolete inventory ($150,000 of which was incurred in the fourth quarter), a $50,000 increase in the Company's reserve for bad debts due to the bankruptcy of one of the Company's largest customers, $85,000 in legal fees attributable to negotiations in connection with a possible acquisition by the Company, and $55,000 in depreciation adjustments (all of which were expensed in the fourth quarter). Without such charges, the loss in the fourth quarter, prior to the extraordinary item, would have been $231,000 (or $.07 per share), reflecting an improving trend in the business of the Company during the fiscal year. The extent of the improvement in the fourth quarter of 2003 is further highlighted by the fact that the average price per pound for block cheddar cheese on the CME Block Market for such quarter was $.13 lower ($1.12) than the average price per pound for the fourth quarter of 2002 ($1.25). Under comparable circumstances this would have led to a greater loss in the fourth quarter of 2003 than in the fourth quarter of 2002. The improvement primarily was due to the efforts of Jay Rosengarten, who was appointed as chief executive officer of the Company during the year. Under his leadership, the Company has undertaken a number of cost saving steps to make its operations more efficient, and has instituted a quality assurance program to improve the quality of its products. In addition, the Company has begun to implement a selling strategy designed to increase the premiums it gets for its products and eliminate unprofitable customers. These steps have been taken to insure that the Company will be in a position to take advantage of a CME Market that has improved significantly since the beginning of July 2003.

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The Company also reported that there will be a delay in the filing of its Annual
Report on Form 10-K due to the failure to obtain on a timely basis a waiver of a default in the debt service ratio covenant contained in its USDA guaranteed 20-year term loan with First International Bank, N.A. (UPS Capital Business Credit) (the "Bank").

Jay Rosengarten, CEO stated: "The failure to obtain the waiver prior to filing the Annual Report on Form 10-K would require the Company to report the loan as a current liability as at its fiscal year ended March 31, 2003. This in turn would result in a default in other covenants contained in the loan agreement with the Bank, as well as a default in covenants contained in loan agreements with other banks. Monthly payments of the obligation to the Bank have been made on a timely basis. The Company has been advised by the Bank that the delay in obtaining the waiver stems from the need to obtain approval for the waiver from the USDA and the paperwork involved in the process. We have no reason to believe that the waiver will not be forthcoming."

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to improving trends and future profitability. Such forward-looking statements involve risks and uncertainties that may cause the actual results or objectives to be materially different from those expressed or implied by such forward-looking statements.

Contact:   Jay Rosengarten, CEO
           973-334-6030